EXHIBIT 99

EXHIBIT INDEX

Exhibit Number	DESCRIPTION

99	Press release issued May 23, 2002

Voyus Ltd. and PCSupport.com, Inc. Propose Combination

Hamilton, Bermuda and Burnaby, BC, May 23, 2002 – Shawn Chute, CEO of Voyus Ltd. (“Voyus”) (VCS.V) and Mike McLean, Chairman & CEO of PCSupport.com Inc. (“PCSupport”) (OTCBB: PCSP) announced today the signing of an agreement in principle for the business combination of Voyus and PCSupport.

Under the agreement in principle, shareholders of Voyus at the time of the completion will receive 66.66% and shareholders of PCSupport at the time of completion will receive 33.33%, respectively, of the shares of the combined company. Shawn Chute will be CEO and Mike McLean will be the Executive Vice President of the combined entity.

The agreement in principle requires that the parties use their best efforts to raise a minimum of US $700,000 to fund post-completion operations. As part of this financing, Voyus has advanced CDN$100,000 to PCSupport for near-term operating capital. This advance is secured by a charge against all of PCSupport assets. The transaction is subject to a number of conditions precedent, including the execution of a definitive agreement and all required regulatory and shareholder approvals.

“PCSupport.com has a proven capability in delivering high quality, timely support to desktop computer users for companies like Sears and Service Net,” said Mike McLean, CEO of PCSupport. “Voyus is focused on delivering a technical support and IT service solution for networked computers and servers. The company’s product lines are very complementary. Together, the combined companies will have a broader service offering for customers of all sizes and types of IT infrastructure. The combination will also yield significant cost savings, allowing the new combined entity to reach profitability much sooner.”

“By combining revenues and simultaneously cutting redundant costs, it makes our joint business model even more compelling,” said Shawn Chute CEO of Voyus. “Significant gains are expected immediately as we expand our service offerings and leverage the complementary proprietary technologies both companies have developed. PCSupport has successfully built a comprehensive 7 X 24 technical help desk serving customers across North America. Their “MyHelpDesk” service offering is a perfect complement to our “Voyus Managed Services” offering. Their self-help, knowledge library, and chat components will integrate well with our remote control, remote monitoring, software distribution and asset management systems. By tying this all together with our Onsite Services Group and Channel Partners Program, we believe that we have a winning solution for a wide range of customers.”

Due to the timing of this transaction, PCSupport has not yet been able to complete its Form 10-QSB for the quarter ending March 31, 2002. PCSupport intends to update the Form 10-QSB with the relevant disclosures and file the Form as soon as possible.

Voyus plans to file a Registration Statement on SEC Form S-4 in connection with the merger and PCSupport expects to mail a Proxy Statement/Prospectus to its stockholders containing information about the merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN THEY ARE AVAILABLE. The Registration Statement and the Proxy Statement/Prospectus will contain important information about Voyus, PCSupport, the merger and related matters. Investors and security holders will be able to obtain copies of these documents through the web site maintained by the U.S. Securities and Exchange Commission at http://www.sec.gov, and PCSupport will also make these documents available to its shareholders at no expense to them. In addition to the Registration Statement and the Proxy Statement/Prospectus, PCSupport

files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. PCSupport, its directors, executive officers and certain members of management and employees may be soliciting proxies from PCSupport’s stockholders in favor of the adoption of the merger. A description of any interests that PCSupport’s directors and executive officers have in the merger will be available in the Proxy Statement/Prospectus.

This press release contains forward-looking statements regarding future events or the future financial performance of PCSupport and Voyus. These statements are based upon PCSupport’s and Voyus’ current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include without limitation the following: the potential inability of Voyus and PCSupport to conclude a definitive merger agreement, the risk that one or more closing conditions for the merger cannot be satisfied, the need to obtain certain regulatory approvals to complete the merger, the potential inability of PCSupport and Voyus to obtain in the immediate future the additional financing needed to fund their current operations and the costs of completing the merger, and the risks of integrating the operations of the two companies in the merger. For a description of other risks and uncertainties concerning PCSupport’s business, see PCSupport’s Form 10-QSB for the quarter ended December 31, 2001 and its other SEC filings.

About Voyus (www.voyus.com)

Voyus provides a complete suite of Managed IT Services that reduce overall costs and increase productivity for its business customers. Voyus’ technology automates the entire desktop and server management process, simplifying IT management and reducing technical support challenges.

Voyus helps businesses budget for IT by determining when, where and why IT dollars are spent and how they correspond to overall business objectives. Once a business’ IT needs are determined, Voyus provides comprehensive subscription-based IT service bundles that simplify essential IT management.

Subscription-based services include Voyus’ technical Help Desk, 24 x 7 remote monitoring, remote control and online support as well as onsite service and email protection. Together these services guarantee 100% problem resolution. In addition, Voyus provides full consulting, web site management services, project management and implementation services.

About PCSupport.com (www.pcsupport.com)

PCSupport.com is a leading provider of outsourced help desk solutions. The Company partners with corporations to assist them in reducing the costs of providing technical support services while improving the overall support experience of computer users through our MyHelpDesk System™. PCSupport.com has received numerous industry awards and accolades, including the 2001 WebStar Award, the 2001 MVP Award for Best IT Outsource Solution and the 2000 Harold H. Short Award for Innovations in Service.

FOR FURTHER INFORMATION PLEASE CONTACT:
PCSupport.com Inc.
Mike McLean
CEO
Tel: (604) 419-5665
Email: mike.mclean@pcsupport.com

Voyus Canada Inc.
Steve Smith/Zak Dingsdale
Investor Relations
Tel: (604) 642-0115
Email: ssmith@voyus.com